AMENDMENT TO
EMPLOYMENT AGREEMENT
ENTERED INTO IN MONTREAL (QUEBEC) AS OF SEPTEMBER 3rd, 2015

1. This amendment (the “Amendment”) is made by:

BIERE BRISSET INTERNATIONAL, INC., corporation duly incorporated and existing under the Canada Business Corporations Act, having its office at 370 Guy Street, Suite G9, in the city of Montreal, province of Quebec, H3J 1S6, represented by its Secretary and Director, Mr. Pol Brisset, duly authorized for the purposes hereof as stated;

(“BBII “)

AND:

STEPHANE PILON, care of BBII at 370 Guy Street, Suite G9, in the city of Montreal, province of Quebec, H3J 1S6;

(the " Employee ")

(BBII and the Employee hereinafter collectively designated as the “Parties“)

Parties of the Employment Agreement dated January 12, 2015 (the “Agreement”).

2. THE PARTIES AGREE TO AMEND THE AGREEMENT AS FOLLOWS:

Section 3.1 is replaced entirely by the following:

In consideration of the Employee's services, effective August 1st, 2015, the Employee will be paid a base salary of sixty thousand dollars, in Canadian Funds, (CDN$60,000) per year, payable once monthly in accordance with BBII's standard payroll practices. The Employee's base salary will be reviewed annually by the Board of Directors of BBII, as appropriate.

Section 3.2 is replaced entirely by the following:

The Employee shall be eligible to receive a quarterly discretionary performance bonus (the “Bonus”) between zero and CDN$6,000, payable at the beginning of each 3 month period beginning on September 1, 2015 and in a manner consistent with BBII’s practices and procedures. The amount of the Bonus, if any, will be decided by the Board of Directors in their sole discretion.

In deciding on the amount of the Bonus, if any, the Board of Directors may consider the competitive market for the services provided by employees who are performing the same or similar duties as the Employee is providing BBII and who have similar background and experience.

A new subsection (4.3) shall be added to Section 4 as follows:

4.3 The Employee will be entitled to receive a cell phone allowance of $75 per month.

3. Except as set forth in this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is conflict between this amendment and the Agreement or any earlier amendment, the terms of this amendment will prevail.

Service Provider

/s/ Stephane Pilon
Stéphane Pilon

Date: September 3, 2015

BIERE BRISSET INTERNATIONAL, INC.

/s/ Pol Brisset
Pol Brisset
Secretary and Director

Date: September 3, 2015